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Exhibit 10.40

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
SSP GAMING, LLC

        This Operating Agreement is entered into and made effective as of May 31, 2002 by and among the parties listed on the signature pages hereof.

W I T N E S S E T H:

        WHEREAS, the organizer filed Articles of Organization on January 10, 2002 for the formation of GET/SSP, LLC; and

        WHEREAS, the Articles of Organization were amended on April 24, 2002, to change the name of the Company to SSP GAMING, LLC; and

        WHEREAS, on April 25, 2002, SSP Solutions, Inc. ("SSPX"), as the initial member, executed an Operating Agreement pursuant to Chapter 86 of the Nevada Revised Statutes, which governs limited liability companies in Nevada, to establish and regulate the affairs of the Company, the conduct of its business and the relations of its members; and

        WHEREAS, effective as of the date of this Amended and Restated Operating Agreement, SSPX desires to admit Game Base of Nevada, Inc. ("GBI") as an additional member of the Company; and to amend the original Operating Agreement as set forth herein.

        NOW, THEREFORE, SSPX and GBI hereby declare this Amended and Restated Operating Agreement as the Operating Agreement of the Company and adopt each of the terms and provisions hereof, and further declare and agree that this Amended and Restated Operating Agreement supersedes the original Operating Agreement dated as of April 25, 2002, in its entirety.

ARTICLE I

DEFINITIONS

        Section 1.1    As used in this Agreement, the following terms have the following meanings, except as may be otherwise expressly provided in this Agreement or unless the context otherwise requires:

          1.1.1    "Act"    means the Nevada Limited Liability Company Act, as amended from time to time.

          1.1.2    "Available Cash Flow"    means, with respect to any fiscal year of the Company or other period, the sum of all cash receipts of the Company from any and all sources, less all cash disbursements (including, without limitation, loan repayments, capital improvements and replacements) and a reasonable allowance for reserves, contingencies and anticipated obligations as determined by the Managers.

          1.1.3    "Capital Account"    has the meaning set forth in Section 4.1.2.

          1.1.4    "Capital Contribution"    means, as of any moment in time, the total amount of money, or the fair market value of property other than money (net of liabilities assumed by the Company or to which such property is subject), actually contributed or deemed to be contributed to the Company by all Members or one Member, as the case may be, under this Agreement; provided, however, that such term shall not include any amounts loaned to the Company by a Member.

          1.1.5    "Code"    means the Internal Revenue Code of 1986, as amended.

          1.1.6    "Company"    means the limited liability company known as SSP Gaming, LLC established under the Act.

          1.1.7    "Members"    means SSP Solutions, Inc., a Delaware corporation, and Game Base of Nevada, Inc., a United Kingdom corporation.

          1.1.8    "Member's Interest"    means a Member's ownership interest of the respective percentage of the Company set forth opposite the Member's name on attached Exhibit A, as that interest may be modified from time to time by agreement of the Members, including (as the context reasonably requires) the right of the Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under law, together with the obligations of the Member to comply with all of the terms and provisions set forth in this Agreement and in the Act.

          1.1.9    "Net Fair Market Value"    has the meaning set forth in Section 9.1.

          1.1.10    "Net Income"or "Net Loss,"    respectively, means with respect to any year, the taxable income or loss of the Company as determined in accordance with Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the type described in Code Section 705(a)(2)(B); provided, however, that if any property is carried on the books of the Company at a value that differs from that property's adjusted basis for tax purposes, gain, loss, depreciation and amortization with respect to such property shall be computed with reference to the book basis of such property, consistently with the requirements of Treas. Regs. §1.704-(b)(2)(iv)(g); and provided, further, that any item allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

          1.1.11    "Person"    means any individual, limited liability company, corporation, partnership, trust or other entity.

          1.1.12    "Supermajority"    means the required number of Managers who must vote in favor of a certain action by the Company as provided in this Agreement. If there are five (5) Managers, a Supermajority shall consist of four (4) votes. If there are six (6) or seven (7) Managers, a Supermajority shall consist of five (5) votes.

ARTICLE II

FORMATION, PURPOSES AND DURATION

        Section 2.1    Formation and Name.

          2.1.1    Formation.    The Members have formed the Company for the limited purposes and scope set forth in this Agreement. The Company shall be governed by the Act for purposes of determining legal status. The Company shall be governed under the laws of the State of Nevada.

          2.1.2    Name.    The name of the Company shall be:

  SSP GAMING, LLC

  The Company's business or venture shall be conducted solely under such name, and all assets of the Company shall be held under the name of the Company.

        Section 2.2    Purpose of Company.    The Company is organized for any lawful purpose for which a limited liability company may be organized under the laws of the State of Nevada. This Agreement shall not be deemed to create a legal relationship between the Members with respect to any activities other than those within the purpose of the Company as described herein.

        Section 2.3    Powers.    The Company shall have all the powers granted to a limited liability company under the laws of the State of Nevada.

        Section 2.4    Scope of Members' Authority.    Except as otherwise expressly and specifically provided for in this Agreement, no Member shall have the authority, acting alone, to act for or assume any obligations or responsibility on behalf of any other Member or the Company. Executive control of the Company shall reside in the Managers of the Company, as described in Article III.

        Section 2.5    Reimbursement of Expenses.    After the execution of this Agreement, the Company may reimburse a Member for out-of-pocket expenses, including but not limited to, fees for legal counsel and other professional advisors, administrative expenses, and any other funds advanced or incurred on behalf of the Company after execution of this Agreement, provided such expenditures are approved by at least four (4) Managers.

        Section 2.6    Principal Office/Resident Agent/Registered Office.    The principal office of the Company in the State of Nevada shall be located at 2125 Eagle Path Circle, Henderson, NV 89074. The Company may have such other offices, either within or without the State of Nevada, as the Members may designate, or as the business of the Company may from time to time require. The address of the resident agent of the Company is 1012 Venetian Hills Lane, Las Vegas, NV 89144, and the agent in charge thereof is Christopher R. Stacey.

        Section 2.7    Term.    The Company commenced its existence on the date its Articles of Organization were filed with the Nevada Secretary of State and shall continue until terminated in accordance with the provisions of this Agreement or as otherwise provided by law.

ARTICLE III

MANAGEMENT

        Section 3.1    Management and Control of Company.

          3.1.1    Designation of Managers.    The overall management and control of the business and affairs of the Company shall be vested in the Managers. The number of Managers shall initially be five (5). GBI shall have the right to designate three (3) Managers and SSPX shall have the right to designate two (2) Managers. At such time as GBI has received aggregate distributions of Available Cash Flow equal to the amount of its initial Capital Contribution and the Members' Interests are modified to reflect 50% ownership for each of SSPX and GBI, SSPX shall have the right to designate one additional Manager, and the six (6) Managers shall together elect a mutually acceptable seventh (7th) Manager. The names and addresses of the initial Managers of the Company designated by GBI, who shall serve until their respective successors have been elected and qualified, are as follows:

NAME	ADDRESS
Robert V. Brazell	1111 East Brickyard Road Suite 102 Salt Lake City, UT 84106
Rob Orr	Central Park Place 200-2208 Scarth Street Regina, Saskatchewan S4P 2J6
Jack O'Donnel	1515 Napoli Way Colorado Springs, CO 80906

  The names and addresses of the initial Managers of the Company designated by SSPX, who shall serve until their respective successors have been elected and qualified, are as follows:

NAME	ADDRESS
Marvin Winkler	17861 Cartwright Road Irvine, CA 92614
Richard Depew	17861 Cartwright Road Irvine, CA 92614

  Each Manager shall act as such until (a) his resignation, withdrawal, incapacity, removal or death; or (b) the dissolution of the Company, whichever occurs first. Manager vacancies shall be filled by the Member who originally designated the Manager whose position is vacant. If, following the resignation, withdrawal, incapacity, removal or death of the sole remaining Manager, the Members fail to appoint another Manager within ninety (90) days of the occurrence of such event, each Member shall be deemed to be a Manager.

          In addition, so long as GBI's Member's Interest is 60%, GBI shall have the right to designate the manager of Venetian Interactive, LLC ("Venetian") and to remove such manager and designate a successor manager in its sole discretion. GBI hereby designates Robert V. Brazell as such manager. At such time as the Member's Interests are 50% for each of GBI and SSPX, the manager of Venetian designated by the Company shall be designated and removed, and a successor appointed, by a majority vote of the Managers. The Members shall take all necessary actions to continuously maintain the person so designated pursuant to this paragraph as a manager of Venetian unless removed for cause by the terms of Venetian's Operating Agreement.

          3.1.2    Removal of Managers.    Each Member shall have the authority, in its sole discretion, with or without cause, to remove any Manager originally designated by that Member and to appoint successor Managers to fill any vacancies so created. Members holding at least 67% of the Member's Interests may remove the seventh (7th) Manager mutually appointed by the other Managers and, in that event, may appoint a successor seventh (7th) Manager.

          3.1.3    Resignation of Managers.    Any Manager may resign as a Manager at any time by giving written notice to the Company.

          3.1.4    Managers' Rights and Duties.    Subject to the provisions of the Articles of Organization, this Agreement and the Act, all powers of the Company shall be exercised by or under the authority of the Managers. No action shall be taken, sum expended, decision made or obligation incurred by the Company, or by any Member, unless and until it has been approved by the Managers.

          3.1.5    Executive Manager; Authority of Managers to Bind the Company.    At any time more than one Manager is serving, the provisions of this Section 3.1.5 shall apply. Except as otherwise specifically provided in this Agreement and subject to the control of the Managers, all matters in connection with the day-to-day conduct of the Company's business, the use or disposition of its assets, and in general the supervision and control of the business and affairs of the Company shall be decided solely by an Executive Manager who shall be designated by the Board. The initial Executive Manager is hereby designated as Robert V. Brazell. Unless otherwise specifically provided in this Agreement, no Manager other than the Executive Manager, acting alone, may by his or her signature bind the Company. The Executive Manager may by his or her signature bind the Company as to matters in the ordinary course of business and when a vote of Managers is not otherwise required, including any deed, mortgage, lease, contract, checking account, promissory note or other instrument, agreement or document to which the Company is a party, provided that such matters shall not exceed a $25,000.00 cost or other liability to the Company, does not contravene the provisions of this Agreement and otherwise complies with applicable law, and any third party may rely thereon without the necessity of inquiring into the authority of the signatory. As to matters in excess of $25,000.00 or otherwise not in the ordinary course of business or when a vote of Managers is otherwise required, the following shall apply:

            (a)  A majority of the Managers shall constitute a quorum for the transaction of business at a meeting of the Managers, provided there is at least one Manager present representing each Member's Interest at the meeting, and unless this Agreement or the Articles of Organization require a greater number.

            (b)  The act of the majority of the Managers, as provided in Section 3.1.5(a), present at a meeting at which a quorum is present when the vote is taken shall be the act of the Managers unless this Agreement or the Articles of Organization require a greater percentage.

            (c)  Unless the Articles of Organization provide otherwise, any or all Managers may participate in a meeting by, or conduct the meeting through the use of, any means of communication by which all Managers participating may simultaneously hear each other during the meeting. A Manager participating in a meeting by this means is deemed to be present in person at the meeting.

            (d)  A Manager who is present at a meeting of the Managers when action is taken is deemed to have assented to the action taken unless: (1) he or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding it or transacting business at the meeting; or (2) his or her dissent or abstention from the action taken is entered in the minutes of the meeting; or (3) he or she delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Company immediately after adjournment of the meeting. The right of dissent or abstention is not available to a Manager who votes in favor of the action taken.

            (e)  Unless the Articles of Organization provide otherwise, any action required or permitted to be taken by the Managers at a meeting may be taken without a meeting, without prior notice, and without a vote, if all of the Managers sign a written consent describing the action taken, and the consents are filed with the records of the Company. Action taken by consents is effective when the last Manager signs the consent, unless the consent specifies a different effective date. A signed consent has the effect of a meeting vote and may be described as such in any document.

            (f)    The Managers shall determine all matters based upon majority vote or consent, without regard to their respective Member's Interest, if any. If, at any time, the Managers are deadlocked as to a matter, the matter shall be determined by a vote of the Members holding in the aggregate at least a majority of the outstanding Members' Interests.

          3.1.6    Limitation on Powers and Authority of Managers.    Notwithstanding the provisions of this Article III or any other provision herein, neither the Executive Manager nor the Managers shall have the right or power to do any of the following without the consent of Members holding a majority of all the Members' Interests:

            (a)  Do any act which would make it impossible to carry on the ordinary business of the Company;

            (b)  Do any act in contravention of this Agreement;

            (c)  Amend this Agreement;

            (d)  Execute or deliver any assignment for the benefit of the creditors of the Company;

            (e)  Cause the Company to borrow any sums for which the Members have recourse liability;

            (f)    Transact any business on behalf of the Company in any jurisdiction, unless the Members would not, as a result thereof, become Managers and have any liability greater than that provided in this Agreement;

            (g)  Dispose of substantially all of the assets or the goodwill of any business of the Company; and

            (h)  Admit a person or entity as a Member, except as provided herein.

          3.1.7    Indemnification.

            (a)  The Company shall indemnify and hold the Managers harmless from and against any loss, claims, damages, liabilities, expenses, judgments, fines or settlements arising from any claims (including reasonable legal expenses and other costs of defense), demands, actions, suits or proceedings (civil, criminal, administrative or investigative) in which the Managers may be involved, as a party or otherwise, by reason of his or her management of, or involvement in, the affairs of the Company, or rendering of advice or consultation with respect thereto, or which relate to the Company, its properties, business or affairs, if the Managers acted in good faith and in a manner the Manager reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct of the indemnitee was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which the indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or that the indemnitee had reasonable cause to believe that the indemnitee's conduct was unlawful (unless there has been a final adjudication in the proceeding that the indemnitee did not act in good faith and in a manner which the indemnitee reasonably believed to be in or not opposed to the best interests of the Company; or that the indemnitee did have reasonable cause to believe that the indemnitee's conduct was unlawful).

            (b)  The Company may also, at the discretion of and on terms approved by the Members, indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the Company by reason of the fact that the Person is or was an officer, employee or agent of the Company. However, no Person shall be entitled to indemnification for any conduct arising from that Person's gross negligence or willful misconduct or reckless disregard in the performance of that Person's duties.

            (c)  Expenses (including attorneys' fees) incurred in defending any proceeding under paragraph (a) or (b) may be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the indemnitee is not entitled to indemnity.

            (d)  The indemnification provided by this Section 3.1.7 shall not be deemed to be exclusive of any other rights to which any Person may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in a Person's official capacity and to action in another capacity.

            (e)  The Members shall have power to purchase and maintain insurance for the benefit of the Company, the Members, the Managers, officers, employees or agents of the Company and any other indemnitees at the expense of the Company, whether or not the Company would be permitted to indemnify those Persons against liability under the provisions of this Agreement.

          3.1.8    Dealings Outside the Company.    It is specifically understood and agreed that no Manager or Member shall be required to devote full time to Company business and any Manager or Member may, at any time and from time to time, engage in and possess an interest in other business ventures of any and every type and description, independently or with others, and neither the Company nor any Member shall by virtue of this Agreement have any right, title or interest in or to such independent venture of any Manager or Member, even if such venture is in competition with or related to the business of the Company. However, the authorization to engage in such ventures does not in any way modify or reduce any Member's fiduciary duty to act in the best interest of the Company and its Members.

          3.1.9    Confidentiality.    No Member will, directly or indirectly, disclose to any person not authorized by the Company to receive or use such information any of the Company's confidential or proprietary data, information, or techniques, or give to any person not authorized by the Company to receive it any information that is not generally known to anyone other than the Company, its Managers, Members, employees and Affiliates, or that is designated by the Company as "Limited," "Private," or "Confidential," or similarly designated or for which there is any reasonable basis to be believed is, or which appears to be, treated by the Company as confidential.

        Section 3.2    Meetings of Members.

          3.2.1    Annual Meeting.    The annual meeting of the Members shall be held on such date, at such time and place as the Managers shall by resolution establish.

          3.2.2    Special Meeting.    Special Meetings of the Members may be held at any time and for any purpose and may be called by the Managers.

          3.2.3    Quorum; Adjourned Meetings.    The holders of a majority of the Members' Interests (based on the respective percentage shares set forth opposite the Members names on attached Exhibit A, as it may be modified from time to time by agreement of the Members) shall constitute a quorum for the transaction of business at any meeting of the Members. If a quorum is not present at a meeting, the meeting may be adjourned from time to time without notice other than announcement at the time of adjournment of the date, time and place of the adjourned meeting. If a quorum is present, a meeting may be adjourned from time to time without notice other than announcement at the time of adjournment of the date, time and place of the adjourned meeting. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.

          3.2.4    Voting.    All questions shall be decided by a majority vote of the Members' Interests (based on the respective percentage shares set forth opposite the Members names on attached Exhibit A, as it may be modified from time to time by agreement of the Members) represented at the meeting at the time of the vote unless otherwise required by the Act, the Articles of Organization or this Agreement. If the Members are hopelessly deadlocked on a matter to be decided by the Members pursuant to Section 3.1.6, the Company shall be dissolved in accordance with Article VIII.

          3.2.5    Notice of Meetings.    There shall be mailed to each Member, at his address as shown by the books of the Company, a notice setting out the time and place of each meeting, and in the case of special meeting, the purpose for which the meeting is called, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment, which notice shall be mailed at least ten (10) days but not more than fifty (50) days prior to the meeting.

          3.2.6    Waiver of Notice.    Notice of any meeting may be waived by any Member either before, at or after the meeting, orally or in writing signed by the Member or a representative entitled to vote the shares of the Member. A Member, by its attendance at any meeting of Members, shall be deemed to have waived notice of such meeting, except where the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

          3.2.7    Written Action.    Any action which might be taken at a meeting of the Members may be taken without a meeting if done in writing and signed by Members holding the aggregate proportion of Members' Interests in the Company (based on the respective percentage shares set forth opposite the Members' names on attached Exhibit A, as it may be modified from time to time by agreement of the Members) that would be required to take the same action at a meeting at which Members holding all Members' Interests in the Company were present.

ARTICLE IV

CAPITAL CONTRIBUTIONS; FINANCING AND DISTRIBUTION

        Section 4.1    Profits and Losses/Capital Accounts.

          4.1.1    Net Income and Net Loss.    Subject to Section 4.2 and until and unless otherwise agreed in writing by the Members, the Company's Net Income and Net Loss and every item of income, gain, deduction and loss entering into the computation thereof, in any fiscal year shall be allocated as follows:

            (a)  Net Income shall be allocated as follows:

              (i)    first, to the Members until an amount equal to the excess of all Net Losses previously allocated to each Member pursuant to Section 4.1.1(b)(ii) other than Net Losses that increase any Member's share of "partnership minimum gain" within the meaning of Section 1.704(d) of the Treasury Regulations or any Member's share of "partner nonrecourse debt minimum gain" within the meaning of Regulations Section 1.704-2(i) of the Treasury Regulations over the total amount of Net Income previously allocated to the Members pursuant to this Section 4.1.1(a)(i) has been allocated, in proportion to each Member's share of such excess;

              (ii)  second, Net Income shall next be allocated 60% to GBI and 40% to SSPX until GBI has been allocated, in the aggregate, Net Income pursuant to this Section 4.1.1(a)(ii) equal to the amount of its initial Capital Contribution; and

              (iii)  third any remaining Net Income shall be allocated 50% to GBI and 50% to SSPX.

            (b)  Net Loss shall be allocated as follows:

              (i)    first, to the Members until an amount of Net Losses equal to the excess of all Net Income previously allocated to the Members pursuant to Section 4.1.1(a)(ii) over all Net Losses previously allocated to the Members pursuant to this Section 4.1.1(b)(i) has been allocated to the Members, in proportion to each Member's share of such excess;

              (ii)  second, Net Loss shall next be allocated to the Members proportionately in accordance with their relative Capital Account balances until each Member's Capital Account equals zero; and

              (iii)  third, any remaining Net Loss shall be allocated 50% to GBI and 50% to SSPX.

          4.1.2    Capital Accounts.    A separate capital account ("Capital Account") shall be maintained for each Member strictly in accordance with the rules set forth in Treas. Regs. Section 1.704-1(b)(2)(iv).

          Subject to the preceding sentence, each Member's Capital Account shall be increased by (i) the amount of money contributed by it to the Company; (ii) the fair market value of any property contributed by it to the Company (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to under the Code; and (iii) allocations to it of income and gain pursuant to Article IV; and shall be decreased by (i) the amount of money distributed to it by the Company; (ii) the fair market value of property distributed to it by the Company (net of liabilities securing such distribute property that such Member is considered to assume or take subject to under Code Section 752; (iii) allocations to it of expenditures of the Company of the type described in Code Section 705(a)(2)(B); and (iv) allocations of Company loss and deduction pursuant to Article IV. If the book values of assets of the Company are adjusted pursuant to Treas. Regs. §1.704-1(b), the Capital Accounts of the Members shall be adjusted simultaneously to reflect the allocations of gain or loss that would be made to the Members if the Company recognized gain or loss in the amount of the aggregate net adjustment to such book values. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of their fair market values after the Members' Capital Accounts have been adjusted to reflect the manner in which any unrealized gain and loss with respect to such assets (that have not been reflected in the Capital Accounts previously) would be allocated between the Members if there were a taxable disposition of the asset for its fair market value. It is the intent of the Company that the Capital Accounts of the Members be determined and maintained in accordance with the principles of Treas. Regs. §1.704-1 at all times throughout the term of the Company and this Section 4.1.2 shall be so interpreted and applied.

            (c)  In cases where I.R.C. §704(c) applies to property of the Company, the Members' Capital Accounts shall be adjusted in accordance with Treas. Regs. §1.704-1(b)(2)(iv)(g) for allocations to the Members of depreciation, depletion, amortization, gain, and loss, as computed for book purposes, with respect to such property.

            (d)  The Capital Accounts of the Members may be adjusted to reflect a revaluation of Company property (including intangible assets such as goodwill) on the Company's books, to the extent provided in Treas. Regs. §1.704-1(b)(2)(iv)(f).

            (e)  The Company may make all elections for federal income tax purposes, including an election to adjust the basis of the Company pursuant to I.R.C. §§34, 743 and 754, in the event of the transfer of an interest in the Company or the distribution of property by the Company. The Members' Capital Accounts shall be adjusted to the extent provided in Treas. Regs. §704-1(b)(2)(iv)(m).

        Section 4.2    Special Allocations.

          4.2.1    Qualified Income Offset.    Except as provided in Section 4.2.2, if any Member unexpectedly receives any adjustment, allocations or distributions described in Treas. Regs. §1.704(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the adjusted capital account deficit of that Member as quickly as possible.

          4.2.2    Minimum Gain Charge Back.    Notwithstanding any other provision of this Section 4.2, if there is a net decrease in Company minimum gain for any Company fiscal year, the minimum gain charge back requirement contained in Treas. Regs. §1.704-2 shall apply and each Member must be allocated items of Company income and gain for that year equal to that Member's share of the net decrease in Company minimum gain. This Section .2.2 is intended to comply with the minimum gain charge back requirement of the Treasury Regulations and shall be interpreted consistently therewith.

            (f)    Notwithstanding any other provision of this Section 4.2, if there is a net decrease in the Company's partner nonrecourse debt minimum gain (as determined in accordance with Treas. Regs. §1.704-2(i)(3)), the charge back of partner nonrecourse debt minimum gain contained in Treas. Regs. §1.704-2(i) shall apply and, in addition to the amounts, if any, allocated pursuant to the preceding Section, each Member with a share of partner nonrecourse debt minimum gain must be allocated items of Company income and gain for the year (and, if necessary, for succeeding years) equal to that Member's share of the net decrease in the partner nonrecourse minimum gain. This Section 4.2.2 is intended to comply with the partner nonrecourse debt minimum gain charge back requirement of the Treasury Regulations and shall be interpreted consistently therewith.

          4.2.3    Partner Nonrecourse Deductions.    Notwithstanding anything to the contrary in this Article IV, Company losses, deductions, or §705(a)(2)(b) expenditures that are attributable to a particular Member's nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with Treas. Regs. §1.704-2(i).

          4.2.4    Limitation on Loss Allocation.    Notwithstanding any provision of Section 4.1.1, no allocation of Net Loss shall be made to a Member if it would cause the Member to have a negative balance in its adjusted Capital Account. Allocations of Net Loss that would be made to a Member but for this Section 4.2.4 shall instead be made to other Members pursuant to Section 4.1.1, as applicable, to the extent not inconsistent with this Section 4.2.4. To the extent allocations of Net Loss cannot be made to any Member because of this Section 4.2.4, such allocations shall be made to the Members in accordance with Section 4.1.1, as applicable, notwithstanding this Section 4.2.4.

          4.2.5    Federal Income Tax.    It is the intent of this Company, and its Members and Managers, that this Company be governed by the applicable provisions of subchapter K of Chapter 1 of the Code.

        Section 4.3    Capital Contributions.

          4.3.1    Initial Capital Contribution by Members.    Upon execution of this Agreement, or within a reasonable period of time thereafter, the Members shall contribute to the capital of the Company the respective property specified on Exhibit A. In this regard, the terms and conditions of the software licenses, reseller agreements and the like, required to be contributed to the Company as described on Exhibit A shall be negotiated in good faith and agreed upon by the Members and a license agreement in favor of the Company, in form and substance reasonably satisfactory to the Company and the Members, shall be executed by each Member required to contribute license rights, on or prior to the expiration of sixty (60) days after the execution of this Agreement. GBI shall be obligated to contribute the amount of cash set forth on Exhibit A. Within ten (10) days after the execution of this Agreement (provided the account contemplated herein has been established), GBI shall deposit $600,000 into an interest bearing escrow account with an escrow agent mutually acceptable to the Members. In addition, GBI shall, within fifteen (15) days after request by the Company, SSPX or the managers of Venetian, which shall not be less than 30 days after GBI made the initial deposit, deposit up to $250,000 per month into the escrow account until such time as GBI has contributed an amount equal to GBI's Capital Contribution set forth on Exhibit A. Withdrawals from the escrow account shall be made as directed by the Managers and in accordance with Venetian's developmental and operational budget as approved by the Managers. Funds received by the Company from Venetian shall be deposited to the Company's account and disbursed according to the terms of this Agreement. Except as shall be expressly set forth herein or otherwise agreed in writing by the Members, no Member shall be required to (a) make any additional Capital Contributions; (b) make any loan; or (c) cause to be loaned any money or other assets to the Company.

          4.3.2    Capital Contributions by New Members.    The amount of Capital Contribution to be made by any new Member admitted pursuant to Section 7.6 shall be determined by the approval of the holders of a majority of the Members' Interests.

        Section 4.4    Third Party Financing.    The Company may enter into agreement(s) with third party lender(s) for loan(s) (collectively, "Loan") to finance the operations of the Company and/or to finance capital contributions and other investments by the Company in other companies, if the amount and terms of any such Loan are approved by the Managers.

        Section 4.5    Interest on Capital.

          4.5.1    No Interest on Capital Contributions.    No Member shall be entitled to interest on its Capital Contributions, unless otherwise determined by the Managers.

          4.5.2    Interest on Company Funds.    Interest earned on Company funds shall inure solely to the benefit of the Company, and no other interest shall be paid upon any contributions or advances to the capital of the Company or upon any undistributed or reinvested income or profits of the Company.

        Section 4.6    Distributions to Members.

          4.6.1    Proceeds from Operations.    The Managers shall, in their sole discretion, determine whether the Company should make disbursements out of the Available Cash Flow of the Company; provided, however, that the Managers shall use their best efforts in all events to distribute up to an amount equal to a percentage (as determined below) of each Member's share of the Net Income and capital gain of the Company allocated to it for the fiscal year. The applicable percentage shall be determined by the Managers in their reasonable judgment based upon an estimate of the highest marginal federal and applicable state income tax rates for corporations or individuals, whichever is higher, applicable to ordinary income and capital gain and the proportions of such types of income earned by the Company during the fiscal year. The amount, if any, distributed pursuant to the proceeding provisions of this Section 4.6.1 shall be reduced by all other distributions of Available Cash Flow made in the fiscal year (other than distributions made to fund tax liabilities pursuant to this Section 4.6.1). If the Managers decide that part or all of the Company's Available Cash Flow should be distributed to the Members, Available Cash Flow shall be distributed to the Members as follows and in the following order of priority:

            (a)    First:    Available Cash Flow shall be distributed 60% to GBI and 40% to SSPX, until GBI has received aggregate distributions of Available Cash Flow under this Section 4.6.1(a) equal to its initial Capital Contribution.

            (b)    Second:    Any remaining Available Cash Flow shall be distributed 50% to GBI and 50% to SSPX.

          4.6.2    Restrictions on Distributions.    A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liabilities to the Members on account of their Members' Interests, would exceed the fair value of the Company assets.

          4.6.3    Distributions in Liquidation.    Notwithstanding anything to the contrary contained herein, distributions made in connection with the liquidation of the Company or of any Member's Interest in the Company (with the term "liquidation" for this purpose having the meaning set forth

  Section 1.704-1(b) of the Treasury Regulations), shall be made to the Members whose interests are being liquidated in accordance with their positive Capital Account balances. The timing and method of such distributions shall comply with Section 1.704.1(b) of the Treasury Regulations or any similar regulations promulgated in the future, or if no such regulations apply, as soon as possible.

ARTICLE V

ACCOUNTING

        Section 5.1    Books and Records.

          5.1.1    Books; Place; Access.    The Managers shall maintain the books of account and records of the Company and the information and records required pursuant to Section 86.241 of the Act or any amended or successor statute, including, without limitation, the following:

            (a)  A current list of the full name and last known business, residence or mailing address of each Member and Manager, both past and present;

            (b)  A copy of the Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney, pursuant to which any amendment has been executed;

            (c)  A copy of any effective operating agreement of the Company.

          5.1.2    Information to Members.    Each Member shall be entitled to any additional information necessary for the Member to adjust its financial basis statement to a tax basis as the Member's individual needs may dictate.

          5.1.3    Supervision; Inspection of Books.    The financial and business records of the Company shall be open to inspection, audit and copying by any Member, or the Member's designated representative, upon reasonable notice at any time during business hours for any purpose reasonably related to the Member's Interest in the Company. Any information so obtained or copied shall be kept and maintained in strictest confidence except as required by law.

        Section 5.2    Fiscal Year.    The fiscal year of the Company shall be determined by the Managers.

        Section 5.3    Bank Accounts.    Funds of the Company shall be deposited in an account or accounts of a type, in form and name and in a bank or banks approved by the Managers. Withdrawals from bank accounts shall be made by such Persons as may be approved by the Managers.

        Section 5.4    Accounting Decisions.    All accounting decisions for the Company (other than those specifically provided for in this Agreement) shall be approved by the Managers.

ARTICLE VI

INCOME TAX RETURNS, TAX ACCOUNTING, TAX ELECTIONS

        Section 6.1    Preparation of Tax Returns.    Federal, state and local income tax returns of the Company shall be prepared under the direction of the Managers.

        Section 6.2    Tax Decisions Not Specified.    Tax decisions and elections for the Company not provided for herein must be approved by the Managers.

        Section 6.3    Tax Matters Partner.    GBI shall be the Tax Matters Partner (as defined in the Code) and shall have all the powers and duties assigned to the Tax Matters Partner under Sections 6221-6233 of the Code and the Treasury Regulations promulgated thereunder. The Members agree to perform all acts necessary under Section 6231 of the Code and Treasury Regulations promulgated thereunder to designate GBI as the Tax Matters Partner.

ARTICLE VII

TRANSFERS OF INTERESTS; NEW MEMBERS

        Section 7.1    Restrictions on Transfers.    No Member shall transfer all or any portion of its Member's Interest or any rights therein without first obtaining the prior written consent of the other Members and the Managers. Any transfer or attempted transfer by any Member in violation of the preceding sentence shall be null and void and of no effect whatsoever. Each Member hereby acknowledges the reasonableness of the restrictions on transfer imposed by this Agreement. Accordingly, the restrictions on transfer contained herein shall be specifically enforceable. Each Member hereby further agrees to hold the Company and each Member (and each Member's successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified persons as a result of a transfer or an attempted transfer in violation of this Agreement.

        Section 7.2    Agreements with Transferees, No Right of Membership.    If pursuant to the provisions of this Article VII, any Member transfers its Member's Interest to any person or entity other than any remaining Member (a "Transferee"), no such transfer shall be made or shall be effective to make the Transferee a Member or entitle the Transferee to any benefits or rights hereunder until the transferring Member has fully complied with Section 7.1 and the proposed Transferee agrees in writing to assume and be bound by all the obligations of the transferring Member and be subject to all the restrictions to which the transferring Member is subject under the terms of this Agreement and any further agreement with respect to the Company contemplated by this Agreement to which the transferring Member is then subject or is then required to be a party. If a Member's Interest is transferred by operation of law and the Transferee fails to sign such a writing within ninety (90) days of the date it is determined the transfer has been made, the failure shall entitle the other Members to treat the failure as an Event of Default under this Agreement. In addition, in no event shall a Transferee acquire any right to participate in the management of the business and affairs of the Company or become a Member without full compliance with Section 7.1.

        Section 7.3    Restraining Order.    If any Member at any time transfers or attempts to transfer its Member's Interest in violation of the provisions of this Agreement and any rights hereby granted, then the other Members shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining the transfer and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law would be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Agreement.

        Section 7.4    Permitted Transfers.    Any Member may, notwithstanding the provisions of this Article VII, transfer all or part of its Member's Interest in the Company: (a) to the Company; (b) to any other existing Member; (c) if the Member is an individual, to a revocable living trust for the benefit of the Member to the extent allowed by applicable state law, provided that the Trustee of the Trust shall hold the Member's Interest subject to the provisions of this Agreement; or (d) if the Member is a trust, to another trust if the beneficiaries of the other trust are substantially the same as the beneficiaries of the trust which is the Member. Any such transfer shall remain subject to the requirements of Section 7.2, if applicable.

        Section 7.5    Prohibited Transfers Void.    Any purported transfer of a Member's Interest which is not permitted by the foregoing provisions of this Article VII, or which is in violation of such provisions, shall be void and of no force and effect whatsoever.

        Section 7.6    Admission of New Members.    A new Member may be admitted into the Company only upon the approval by all Members. A new Member shall not be deemed admitted into the Company until the Capital Contribution required of that Person has been made and that Person has become a party to this Agreement.

ARTICLE VIII

DEFAULT AND DISSOLUTION

        Section 8.1    Events of Default.

          8.1.1    Definitions and Cure Period.    The occurrence of any of the following events shall constitute an event of default ("Event of Default") hereunder on the part of the Member ("Defaulter") with respect to whom such event occurs if within thirty (30) days following notice of the default from any other Member or the Managers, the Defaulter fails to cure the default:

            (a)  the violation by a Member of any of the restrictions set forth in Article VII regarding the right of a Member to transfer his or her interest;

            (b)  the failure of a Member's transferee to assume in writing and agree to be bound by all of the transferring Member's obligations, as provided in Section 7.2;

            (c)  a general assignment by a Member for the benefit of creditors;

            (d)  the institution by or against a Member of a case or other proceeding under any Section or Chapter of the Federal Bankruptcy Act as now existing or hereafter amended or becoming effective;

            (e)  attachment, execution or other judicial seizure of all or any substantial part of a Member's assets or of a Member's Interest, or any part thereof;

            (f)    default in performance of or failure to comply with any other material agreements, obligations or undertakings of a Member herein contained; and

            (g)  any other matter specifically deemed an Event of Default hereunder.

          8.1.2    Purchase of Defaulter's Interest.    Upon the occurrence of an Event of Default by a Defaulter, the non-defaulting Members (each a "non-Defaulter") shall have the right to acquire the Member's Interest of the Defaulter at a price determined pursuant to the appraisal procedure set forth in Article IX. In furtherance of that right, the non-Defaulter may notify the Defaulter at any time following an Event of Default of its election to institute the appraisal procedure set forth in Article IX. Within fifteen (15) days of receipt of notice of determination of the Net Fair Market Value of the Company, the non-Defaulter may notify the Defaulter of its election to purchase the interest of the Defaulter.

          8.1.3    Terms for Purchase in Event of Default.    In the Event of Default, a Member who elects to purchase the Member's Interest of the Defaulter shall have the right to purchase the Defaulter's Member's Interest by payment of 20% of the purchase price (as determined by the appraisal procedure pursuant to Article IX) of the Member's Interest at closing, the balance of the purchase price to be payable in equal monthly installments over a period of five (5) years, the unpaid balance to bear interest at the Applicable Federal Rate as of the date of closing, with the right of prepayment of any amount at any time without premium.

          8.1.4    Closing.    Closing of the purchase shall take place at such time and place as the Managers shall designate, provided that, upon the closing of the purchase, the non-Defaulter may elect to offset against the purchase price the amount of any loss, damage or injury, the amount of which has been established by a final nonappealable judgment, caused to it by the default of the Defaulter.

        Section 8.2    Dissolution, Liquidation and Termination.

          8.2.1    Causes of Dissolution.    The Company shall be dissolved:

            (h)  Upon the majority vote of the Members' Interests (based on the respective percentage shares set forth opposite the Members' names on attached Exhibit A, as it may be modified from time to time by agreement of the Members) in favor of dissolution and termination of the Company;

            (i)    Upon the sale or other disposition of substantially all of the Company's assets and the receipt in cash of the proceeds thereof;

            (j)    If the Company fails to have at least one Member;

            (k)  Upon merger or consolidation of the Company with another limited liability company or other entity where the Company is not the surviving entity;

            (l)    Upon the dissolution of the Company by operation of law or decree of judicial dissolution entered pursuant to applicable provisions of the Act; or

            (m)  As provided in Section 8.2.2.

          8.2.2    This Agreement and each Member's obligations hereunder are subject to the Company receiving the same or better pricing for outsourcing that Tour de Force, Inc. ("TDF") received from Center 7 prior to GBI's acquisition of TDF as set forth on Exhibit "B" attached hereto. If the Company is unable to secure a written commitment for such pricing for outsourcing services within thirty (30) days of the date of this Agreement, this Agreement shall automatically terminate unless the termination is waived by a Supermajority vote of the Managers. In the event of termination, the Company shall be dissolved with no liability of any Member to another, except as may otherwise be provided herein. Deposited but unexpended funds will be returned to GBI.

        Section 8.3    Procedure in Dissolution and Liquidation.

          8.3.1    Winding Up.    Upon dissolution of the Company pursuant to Article VIII, the Company shall execute and deliver to the Nevada Secretary of State Articles of Dissolution. Upon filing of the Articles of Dissolution, the Company shall immediately commence to wind up its affairs and the Members shall proceed with reasonable promptness to liquidate the business of the Company.

          8.3.2    Management Rights During Winding Up.    During the period of the winding up of the affairs of the Company, the rights and obligations of the Members set forth herein with respect to the management of the Company shall continue. For purposes of winding up, the Managers shall continue to act as such and shall make all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Company assets.

          8.3.3    Allocation of Net Income and Net Loss.

            (n)  Net Income and Net Loss of the Company following the date of dissolution shall be determined in accordance with the provisions of this Agreement and shall be credited or charged to the Capital Account of each Member in the same manner as Net Income and Net Loss of the Company would have been credited or charged if there were no termination, dissolution and liquidation.

            (o)  For tax purposes, any taxable gain or any loss upon the sale, transfer, or other disposition of Company assets following the date of dissolution shall be allocated to the Members in accordance with the applicable allocation provisions of Section 4.1.

          8.3.4    Distribution of Assets upon Dissolution.    In settling accounts after dissolution, the assets of the Company shall be distributed as follows:

            (p)  To creditors, in the order of priority as provided by law;

            (q)  To Members in accordance with Section 4.6.3.

          8.3.5    Noncash Assets.    Every reasonable effort shall be made to dispose of the assets of the Company so that the distribution may be made to the Members in cash. If, at the time of the termination of the Company, the Company owns any assets in the form of work in progress, notes, deeds of trust or other noncash assets, such assets, if any, shall be distributed in kind to the Members, in lieu of cash, proportionately to their right to receive the assets of the Company on an equitable basis reflecting the net fair market value of the assets so distributed, which net fair market value shall be determined by appraisal in accordance with Article IX.

        Section 8.4    Disposition of Documents and Records.    All documents and records of the Company, including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to the Managers upon termination of the Company, with a copy of all documents to the Members upon request and at the expense of the Member or Members requesting them.

ARTICLE IX

APPRAISAL

        Section 9.1    General.    Whenever this Agreement expressly provides for the valuation of an interest in the Company to be purchased or sold, the value of the interest in the Company shall be determined as follows: The parties shall first attempt to agree upon the "Net Fair Market Value" of the Company. The "Net Fair Market Value" of the Company means the cash price which a sophisticated purchaser would pay on the effective date of the appraisal for all tangible and intangible assets of the Company in excess of the financing and any other liabilities then encumbering the Company assets. The valuation is to be made on the assumption that such assets of the Company are subject to any agreements, including, without limitation, leases and service agreements then in effect other than this Agreement. A sophisticated purchaser is one who would take into account the nature, extent, maturity date, and other terms of the liabilities of the Company, whether fixed or contingent, including the favorable or unfavorable nature of any financing then encumbering Company assets, and the prospects that the income from the Company would be sufficient to satisfy those liabilities when due, excluding any liability under any financing already taken into account. The "Net Fair Market Value" of a Member's Interest means the amount the Member would receive if the Company were sold for its Net Fair Market Value and the proceeds distributed in liquidation in accordance with Section 8.3.4.

        Section 9.2    Appraisal Procedure.    If the Members are unable to mutually agree upon the Net Fair Market Value of the Company within thirty (30) days of the date the appraisal procedure of this Article IX is instituted as provided in this Agreement, the Members shall then attempt to agree upon the appointment of an appraiser within seventy-five (75) days of the date the appraisal procedure is instituted as provided in this Agreement. If the Members are unable to agree upon an appraiser within that period of time, each Member shall designate an appraiser and the two appraisers shall designate a third appraiser to perform the appraisal. The appraiser so selected shall furnish the Members and the accountant for the Company with a written appraisal within ninety (90) days of his or her selection, setting forth his determination of the Net Fair Market Value of the Company as of the date the appraisal procedure of this Article IX is instituted as provided in this Agreement. Determination of the appraiser shall be final and binding on the Members. The cost of the appraisal shall be an expense of the Company.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

        Section 10.1    Representations and Warranties of GBI.    As an inducement to, and to obtain the reliance of, SSPX, GBI represents and warrants as follows:

          10.1.1    GBI is a corporation to be organized under the laws of the United Kingdom and will have the corporate power and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted. There is no jurisdiction in which GBI is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of GBI. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of GBI's articles of incorporation or bylaws. GBI has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions herein contemplated. This Agreement will be the legal, valid, and binding agreement of GBI enforceable against GBI in accordance with its terms.

          10.1.2    GBI will own the entire right, title, and interest in and to the intellectual property to which it is granting licenses pursuant to this Agreement, and such intellectual property is not subject to the payment of royalties or any other obligation to any other person or entity. None of the employees of GBI owns, directly or indirectly, any right, title, or interest in or to the intellectual property. To the best knowledge of GBI, none of the intellectual property is subject to any order, decree, judgment, stipulation, settlement, encumbrance, or attachment. There are no pending or threatened proceedings, litigation, or other adverse claims of which GBI is aware affecting or with respect to the intellectual property. The intellectual property does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity.

          10.1.3    The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which GBI is a party or to which any of its properties or operations are subject.

          10.1.4    No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or governmental body or any other person is required in connection with the execution and delivery by GBI of this Agreement and the consummation by GBI of the transactions contemplated hereby.

          10.1.5    GBI has had full access to the employees, properties, books, and records of SSPX and the Company as requested by GBI for the purpose of making such reasonable investigation as it desired to make of the affairs of SSPX and the Company.

        Section 10.2    Representations and Warranties of SSPX.    As an inducement to, and to obtain the reliance of, GBI, SSPX represents and warrants as follows:

          10.2.1    SSPX is a corporation and the Company is a limited liability company each validly existing and in good standing under the laws of the state of their respective organization and each has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted. There is no jurisdiction in which either SSPX or the Company is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of SSPX or the Company. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of SSPX's articles of incorporation or bylaws. SSPX has taken all action required by law, its articles of incorporation, its bylaws or operating agreement, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions herein contemplated. This Agreement is the legal, valid, and binding agreement of SSPX enforceable against SSPX in accordance with its terms.

          10.2.2    SSPX owns the entire right, title, and interest in and to the intellectual property to which it is granting licenses pursuant to this Agreement, and that intellectual property is not subject to the payment of royalties or any other obligation to any other person or entity. None of the employees of SSPX owns, directly or indirectly, any right, title, or interest in or to the intellectual property. To the best knowledge of SSPX, none of their respective intellectual property is subject to any order, decree, judgment, stipulation, settlement, encumbrance, or attachment.

  There are no pending or threatened proceedings, litigation, or other adverse claims of which SSPX is aware affecting or with respect to the intellectual property. The intellectual property does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity.

          10.2.3    The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which SSPX is a party or to which any of its properties or operations are subject.

          10.2.4    No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or governmental body or any other person is required in connection with the execution and delivery by SSPX of this Agreement and the consummation by SSPX of the transactions contemplated hereby.

ARTICLE XI

OTHER AGREEMENTS

        Section 11.1    Access to Sandbox.com.    GBI shall cause Game Base, Inc., a Delaware corporation, to enter into a no-cost agreement with the Company to provide the Company with access to the player list of Sandbox.com and links to Sandbox.com (an online fantasy sports Internet portal owned and operated by GBI principals) and hyperlink access from Sandbox.com to the Venetian Interactive Internet portal contemplated by the Contribution Agreement between the Company and Venetian.

        Section 11.2    Transaction Processing and Administration Fees.    Subject to the approval of the managers of Venetian, the Managers shall use their best efforts to ensure that SSPX shall be granted the right to perform financial, transaction and administrative functions for Venetian, and receive fees therefor, as provided in the Contribution Agreement between the Company and Venetian Casino Resort, LLC.

        Section 11.3    Services Provided by SSPX.    In connection with the provision of services by the Company, the Company shall give first and last consideration to SSPX for all security and authentication technology, including smart cards (or other access tokens including pre-paid debit cards, etc.), readers, and all payment and transactions processing for all GBI and any branded derivative website or brick and mortar casinos, e-commerce support controlled, operated or content supplied by GBI. If SSPX proposes the same or better pricing to the Company as other potential suppliers for similar products and/or services, the Company shall select SSPX as the supplier. If SSPX is awarded a contract, SSPX shall also be granted branding rights as follows.

          11.3.1    SSPX branding shall be prominently displayed on all GBI sites with logos and an appropriate statement, such as "Secured by SSP Solutions Technology" or other such statement as SSPX may reasonably request.

          11.3.2    All hardware and tokens shall be similarly branded at SSPX's option.

ARTICLE XII

GENERAL PROVISIONS

        Section 12.1    Notices and Consents.    Whenever, under the provisions of the Act, the Articles of Organization or this Agreement, notice is required to be given to any Member, it shall not be construed to mean personal notice, but the notice may be given in writing, by mail, addressed to the Member at the Member's address as it appears on the records of the Company with postage thereon prepaid, and the notice shall be deemed to be given 48 hours after the notice is deposited in the United States mail. Notice to Members may also be given by facsimile and deemed received when sent during regular business hours, or otherwise immediately upon the opening of business the next regular business day. All consents required or allowed in this Agreement must be in writing and signed by the consenting party in order to be effective.

        Section 12.2    Waiver of Notice.    Any required notice may be waived in writing by the Person entitled thereto.

        Section 12.3    Severability.    Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

        Section 12.4    Captions.    Section captions in this Agreement are for convenience only and shall not be used in interpreting its provisions.

        Section 12.5    Gender, Etc.    The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

        Section 12.6    Binding Agreement.    Subject to the restrictions on assignment herein, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Members. In addition, all references to a party include, bind and inure to the benefit of the party's partners, officers, directors, agents, employees, successors in interest and assigns.

        Section 12.7    Amendments.    This Operating Agreement may be amended only by a writing executed by all of the Members of the Company.

        Section 12.8    Applicable Law.    All the provisions of this Agreement shall be construed under the laws of Nevada, and all rights, duties, obligations and remedies shall be governed by the Act. To the extent permitted by governing law, this Agreement shall constitute a waiver by each Member of all rights under the Act which are inconsistent with the provisions of this Agreement, and to the extent permitted by governing law, the provisions of this Agreement shall override the provisions of the Act to the extent of the inconsistency or contradiction.

        Section 12.9    If any dispute under this Agreement is not resolved by the mutual agreement of the parties, the issue in question shall be determined by binding arbitration in accordance with the rules of the American Arbitration Association using one arbitrator selected by one party to such dispute, one arbitrator selected by the other party to the dispute, and one arbitrator selected by the two arbitrators so selected. The decision of a majority of the arbitrators as to the issue in question shall be conclusive and binding on the parties. Arbitration proceedings shall take place at Orange County, California, or at such other place as may be agreed upon by the parties to the dispute, and shall be concluded as promptly as reasonably practicable. Arbitration costs under this subsection shall be borne 50% by each party to the dispute, except that each party shall be responsible for its own expenses (including legal expenses) and the costs of any witnesses selected by such party; provided, however, that nothing herein shall restrict the right of the arbitrators to award such costs to a party in an appropriate case.

        Section 12.10    Entire Agreement.    This Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto.

        Section 12.11    Agreement in Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.

        Section 12.12    Further Assurances.    Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

        IN WITNESS WHEREOF, each of the Members has executed this Agreement by the hand of a duly authorized representative of the Member to be effective for all purposes as of the date and year first set forth above.

"Members"
SSP SOLUTIONS, INC.
By:
Name:
Title:
GAME BASE OF NEVADA, INC.
By:
Name:
Title:

EXHIBIT A

CAPITAL CONTRIBUTIONS

        Until GBI's initial Capital Contribution is returned in full by distributions of Available Cash Flow, the each Member's Interest shall be as follows:

Name of Member	Percentage Interest	Initial Capital Contribution	Value
SSP Solutions, Inc.	40%	Non-exclusive license (with right of sublicense) to certain software in executable form, owned or licensed by SSPX, its subsidiaries and/or affiliates as set forth in Exhibit B to the Contribution Agreement between the Company and Venetian Casino Resort, LLC	$1,333,333.33
Game Base of Nevada, Inc.	60%	US funds	$2,000,000.00

        At such time as GBI's initial Capital Contribution is returned in full by distributions of Available Cash Flow, the Members' Interests shall automatically be modified to reflect two (2) equal 50% ownership interests.

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AMENDED AND RESTATED OPERATING AGREEMENT OF SSP GAMING, LLC